Exhibit 99.3

Sarepta Therapeutics Announces Exercise of Initial Purchasers’ Option to Purchase Additional

Convertible Senior Notes Due 2024

—Capped call transactions raise the effective conversion price of the notes to $104.88, subject to future adjustments—

CAMBRIDGE, Mass., November 9, 2017 (GLOBE NEWSWIRE) — Sarepta Therapeutics, Inc. (NASDAQ: SRPT), a commercial-stage biopharmaceutical company focused on the discovery and development of precision genetic medicines to treat rare neuromuscular diseases, today announced the exercise in full on the initial purchasers’ option to purchase an additional $95 million aggregate principal amount of convertible senior unsecured notes that will mature on November 15, 2024. The notes are being offered and sold only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the notes to the initial purchasers is expected to settle on November 14, 2017, subject to customary closing conditions.

The notes will bear cash interest at a rate of 1.50%, payable on May 15 and November 15 of each year, beginning on May 15, 2018. The notes will not be redeemable prior to maturity. The notes will be convertible, only during certain periods and subject to certain circumstances, into cash, shares of Sarepta common stock, or a combination of cash and shares of Sarepta common stock, at Sarepta’s election. The initial conversion rate for the notes is 13.6210 shares of Sarepta’s common stock per $1,000 principal amount of the notes, which is equivalent to an initial conversion price of approximately $73.42 per share of Sarepta’s common stock, representing an approximately 40% conversion premium based on the last reported sale price of Sarepta’s common stock of $52.44 per share on November 8, 2017. As a result of the capped call transactions described below, the effective conversion price of the notes is increased to $104.88, subject to adjustment or termination of the capped call transactions in accordance with the terms thereof.

Sarepta estimates that the net proceeds of the offering will be approximately $505 million (including net proceeds from the prior sale of $475 million aggregate principal amount of notes to the initial purchasers in the base offering), after deducting the initial purchasers’ discounts and commissions and the net cost of the capped call transactions, but prior to deducting estimated offering expenses. Sarepta intends to use the remainder of the net proceeds from the offering to strengthen its balance sheet, improve its capital structure and to fund general corporate purposes.

In connection with the exercise of the initial purchasers’ over-allotment option, Sarepta also entered into privately negotiated capped call transactions with one or more of the initial purchasers and/or their respective affiliates and/or other financial institutions (the “option counterparties”). The capped call transactions are expected generally to reduce the potential dilution to Sarepta’s common stock upon conversion of the notes and/or offset any cash payments Sarepta is required to make in excess of the principal amount of converted notes, as the case may be, in the event that the market price per share of Sarepta’s common stock, as measured under the terms of the capped call transactions, is greater than the strike price of the capped call transactions, which initially corresponds to the conversion price of the notes, and is subject to anti-dilution adjustments substantially similar to those applicable to the conversion rate of the notes. If, however, the market price per share of Sarepta’s common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, upon conversion of the notes to the extent that such market price exceeds the cap price of the capped call transactions. The cap price of the capped call transactions will initially be $104.88 per share, which represents a premium of 100% over the last reported sale price of Sarepta’s common stock of $52.44 per share on November 8, 2017, and is subject to certain adjustments under the terms of the capped call transactions.

The offer and sale of the notes are not being registered under the Securities Act, or any state securities laws. The notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities, in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of such jurisdiction.

About Sarepta Therapeutics

Sarepta Therapeutics is a commercial-stage biopharmaceutical company focused on the discovery and development of precision genetic medicines to treat rare neuromuscular diseases. The Company is primarily focused on rapidly advancing the development of its potentially disease-modifying Duchenne muscular dystrophy (DMD) drug candidates.

Forward-Looking Statements

This press release contains forward-looking statements, including but not limited to statements regarding the estimated net proceeds of the offering and Sarepta’s anticipated use of such net proceeds. These forward-looking statements involve risks and uncertainties, many of which are beyond Sarepta’s control, including but not limited to those related to whether or not Sarepta will be able to consummate the offering and the capped call transactions on the timeline or with the terms anticipated, if at all. Applicable risks also include those that are included in the “Risk Factors” section of Sarepta’s Quarterly Report on Form 10-Q for the three months ended September 30, 2017, in addition to the risk factors that are included from time to time in Sarepta’s subsequent SEC filings. Investors are cautioned not to rely on these forward-looking statements when making an investment decision. Any forward-looking statement in this press release represents Sarepta’s views only as of the date of this press release and should not be relied upon as representing its views as of any subsequent date. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof, except as required by applicable law.

Source: Sarepta Therapeutics, Inc.

Media and Investors:

Sarepta Therapeutics, Inc.

Ian Estepan, 617-274-4052

iestepan@sarepta.com

or

W2O Group

Brian Reid, 212-257-6725

breid@w2ogroup.com